Exhibit 11.2

SECURITIES TRADING POLICY OF

BRASILAGRO – COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS

1. GENERAL RULES

1.1.	Definitions

When applying and construing the Securities Trading Policy of Brasilagro – Companhia Brasileira de Propriedades Agrícolas, the following terms are defined as follows:

●	Controller or Controlling Shareholders: The shareholder or group of shareholders bound by shareholders' agreement or under common control with the power to control the Company, pursuant to Law No. 6.404/76 and its subsequent amendments.

●	Stock Exchange: shall mean B3 S.A.– Brasil, Bolsa, Balcão and any other Stock Exchange or organized OTC markets where the Company’s securities are traded;

•	Company: shall mean Brasilagro – Companhia Brasileira de Propriedades Agrícolas;

●	Board of Directors: shall mean the Board of Directors of the Company;

●	Audit Committee: shall mean the Audit Committee of the Company, if installed and in operation;

●	CVM: shall mean the Brazilian Securities and Exchange Commission;

●	Investor Relations Officer: shall mean the Company’s Director elected to perform the duties set forth in CVM regulations;

●	Material Information: shall mean any decision of the controlling shareholder, resolution of the General Meeting or the Company management bodies or any other act or fact of political- administrative, technical, legal, business or economic-financial nature occurring or related to the Company’s businesses that could influence (i) the price of its Securities; (ii) the decision of investors to buy, sell or keep the Securities; or (iii) the investors’ decision to exercise any rights inherent to the condition of holders of Securities. The examples mentioned in Article 2 of the CVM Rule 358/02 are also considered Material Facts; as amended;CVM Rule 10/80: shall mean CVM Rule No. 10, of February 14, 1980, as amended, regarding the acquisition by publicly-held companies of its own securities in order to write-off or hold them in treasury for subsequent sale;

●	CVM Rule 358/02: shall mean CVM Rule No. 358, of January 03, 2002, as amended, regarding the disclosure and use of information about material acts or facts related to publicly-held companies, as well as the negotiation of publicly-held companies’ securities, among other matters;

●	Stock Option or Subscription: shall mean the right to acquire or subscribe common stocks, with no par value, issued by the Company, granted to the management members and other employees of the Company or companies which it controls, directly or indirectly, pursuant to the Stock Option Program or Subscription;

●	Related Persons: shall mean the Company, its Controlling Shareholders, whether direct or indirect, members of the Board of Directors, Board of Executive Officers, Audit Committee and of any other body with technical or consulting duties created by reason of a provision of the By-laws, or by whoever, due to his/her position, function or title in the Company, its Controller, Controlled and Affiliated Companies or companies under common control, is aware of any Material Information, as well as service providers and other professionals expressly bound to the Securities Trading Policy;

●	Disclosure Policy: shall mean the Material Information Disclosure Policy of the Company approved by the Board of Directors;

●	Securities Trading Policy: shall mean the present Securities Trading Policy of Brasilagro – Companhia Brasileira de Propriedades Agrícolas;

●	Program of Repurchase: shall mean that any program of purchasing shares issued by the Company itself, as approved to the Board of Directors;

●	Individual Investment Program: written instrument by means of which a Related Person undertakes to, on a voluntarily, irrevocable and irreversible basis, to invest or disinvest certain amount of Securities on pre-established dates or period of time or in the occurrence of certain condition whose implement is not under their control, in accordance with article 15-A of CVM Rule No. 358/02;

●	Novo Mercado Rule: shall means the new version of the Novo Mercado Rule approved in closed hearing for the companies listed in June 2017 and also approved by the collegiate of the Brazilian Securities and Exchange Commission in September 2017, in force since 01/02/2018;

●	Affiliated Companies: shall mean the companies over which the Company has significant management influence without controlling it. Significant management influence shall be understood as the power to participate in political-administrative, business, and operational decisions of the company, and shall also be assumed when a company holds ten per cent (10%) or more of the voting capital of the other without controlling it;

●	Controlled Companies: shall mean the companies in which the Company has rights of a shareholder, either directly or through other controlled companies, which permanently assure it a majority of votes in resolutions of general meetings and the power to elect the majority of the directors and officers;

●	Term of Agreement: shall mean the formal instrument signed by the Related Persons and acknowledged by the Company, by means of which these inform their awareness of the rules contained in the Securities Trading Policy, in each case, committing to comply with them and also to have these rules complied with by persons under their influence, including controlled and affiliated companies or companies under common control, spouses and dependents, whether direct or indirect;

●	Securities: shall mean the shares, debentures, subscription bonus, warrants, receipts and subscription rights and promissory notes issued by the Company and derivatives related to any of these Securities.

●	ITR: shall mean the quarterly report that must to be completed with the quarterly accounting information prepared in accordance with the accounting rules applying to the issuer, and submitted to the Companies, whether a Brazilian or foreign issuers, within forty-five (45) days after the end of each quarter of the corporate year (with the exception of the last quarter of each year); and

●	DFP: shall mean Demonstrações Financeiras Padronizadas (Standard Financial Statement), which must to be completed with the data of the annual accounting information prepared according to the accounting rules applicable to the issuer. The deadline is three (03) months, as from the closing of corporate year of the issuer, or at the same day of its publication by the press or the knowledge thereof by its shareholders, if this date takes place on a date prior to the first deadline.

2. Scope

2.1 The Company, the Controlling Shareholders, direct or indirect, members of the Board of Directors, Board of Executive Officers, Audit Committee and of any body with technical or consulting duties created by provisions of the By-laws, or by whoever, due to his/her position, function or position/title in the Company, its Controller, Controlled and Affiliated Companies or companies under common control, is aware of any Material Information, as well as service providers and other professionals that the Company deems necessary or convenient, shall sign the Term of Agreement to the present Securities Trading Policy (pursuant to Exhibit I hereof), becoming Related Persons for the purposes set forth herein.

2.2. Objective

2.2.1. The purpose of the present Securities Trading Policy is to set up the rules and procedures to be met by Related Persons and by the Company concerning trading of Securities, preserving the transparency in any such trades to all interested parties.

2.2.2. The rules of this Securities Trading Policy define periods in which the Related Persons should refrain from trading Securities, so as to avoid questioning regarding the undue use of Material Information not disclosed to the public pursuant to CVM Rule 358/02.

2.2.3. Any doubts concerning provisions of the present Securities Trading Policy, the applicable regulation issued by CVM and/or concerning ability to perform or not a given negotiation should be cleared out with the Investor Relations Officer.

2.3. Securities Trading Restrictions

2.3.1. The restrictions provided under this Policy apply to Securities, including transactions involving financing or leasing, performed by Related Persons on the market, as well as without the intermediation of an institution belonging to the distribution system.

2.3.2. Pursuant to CVM Rule 358/02, prior to the disclosure of Material Information to the market, no negotiation, rendering of counseling or assistance shall be allowed regarding Securities investment by Related Persons aware of any such Material Information.

2.3.3. The Related Persons shall ensure that those with whom they keep a trade, professional or trust relationship do not trade with Securities when accessing undisclosed Material Information. To that end, the Related Persons shall endeavor to have all those with access to Material Information to sign the Term of Agreement.

2.3.3.1 Any individual or legal entity direct or indirectly bound to any Related Persons by any contract or agreement, of any nature, including Non-Disclosure and Restricted Use Agreements, orally or in writing, which has access to any Material Information related to the Company or companies controlled and/or under common control, shall not trade, pursuant to the applicable law, with Securities issued by the Company as long as he/she/it is in possession of any Material Information or for as long as the contract or agreement is valid and in full force.

2.3.4. The prohibition to trade with Securities shall also be applied to (a) the Related Persons whenever there is the intention to carry out the incorporation, total or partial spin-off, merger, transformation or corporate reorganization of the Company; and (b) Controlling Shareholders, whether direct or indirect, members of the Board of Directors and the Board of Executive Officers, whenever it is in course the purchase or sale of shares issued by the Company by the Company itself, its subsidiaries, affiliates or other company under common control, or there is an option or mandate for the same purpose, without prejudice to the exception to the prohibition provided for in item 2.4.2 below, on the dates when the Company is not acquiring or disposing of its own shares under a Program of Repurchase..

2.3.5. In the context of a Securities public offering and pursuant to Article 48 of CVM Rule No.. 400/2003, Related Persons shall not trade with Securities until the publication of the notice of completion of the offering.

2.3.6. The Related Persons shall be also forbidden to trade with Securities fifteen (15) days prior to the disclosure required by CVM of quarterly (ITR) and annual information (DFP) of the Company, except for what is provided for in Paragraph 3 of Article 15, of CVM Rule 358/02.

2.3.7. Related Persons leaving managing positions of the Company prior to the disclosure of Material Information originated during their management period shall not trade with Securities until (i) the end of a six (6) months period starting from the date of their dismissal/removal from such positions; or (ii) the disclosure, by the Company, of the Material Information to the market.

2.3.8. In the event any agreement or contract has been signed for the transfer of the Company’s control, or if any option or mandate has been granted for the same purpose, as well as if there is an intention to promote the incorporation, spin-off, partial spin-off, merging, transformation or corporate reorganizations, and while the transaction is not made public through the disclosure of material facts and/or information, the Board of Directors shall not be allowed to resolve on the purchase or sale by the Company of shares issued by itself.

2.3.9 Prohibitions concerning Securities trading provided for in sections 2.3.1, 2.3.2, 2.3.3 and 2.3.4 above shall be enforced until the disclosure of Material Information to the market. However, any such prohibitions shall be maintained, even after disclosure of Material Information whenever any Securities negotiations may interfere, in detriment to the Company or its shareholders, in the business conditions, act or fact related to the Material Information.

2.4. Exception to Trading Restrictions

2.4.1. Pursuant to CVM Rule No. 358/02, the Related Persons shall be allowed to trade with Securities in the events provided for in section 2.3.2 above, provided that such trading corresponds to the purchase of shares from the Company’s treasury, through a private transaction, arising from the exercise of the option to purchase according to the granting or exercising of an option to purchase shares (i.e. stock option plan) approved in a general shareholder’s meeting.

2.4.2. As further provided by CVM Rule No. 358/02, the direct or indirect Controlling Shareholders, Officers of the Company and the members of the Board of Directors may trade with Securities during the Program of Repurchase, provided that such negotiation occurs in dates or periods that the Company is not carrying out any negotiation with Securities.

2.4.2.1. In the course of a Program of Repurchase, it shall be incumbent upon the Investor Relations Officer to inform previously, by means of a notice addressed to the direct or indirect Controlling Shareholders, Officers and members of Board of Directors, the dates or specific periods that will be permitted to negotiate with Securities in compliance with this Policy.

3. Individual Investment Plan (Plan)

3.1 The investment plan, provided in article 15-A of CVM Rule No. 358/02, are individual and optional.

3.2 The following are authorized to formalize investment plan: the controlling shareholders, members of audit committees, as well as of any board with technical or advisory functions, established by reason of a provision of the By-laws or, also, whoever that, by reason of their office, function, title or position in a publicly-held company, parent company, its subsidiaries or affiliates,, has knowledge of the information concerning such act or event of market relevance.

3.3 The investment plan allows the holder of the title to trade the securities when duly informed of relevant information not yet disclosed to the market, provided that the following conditions are observed:

a)	Preliminary formalization of the Plan in writing to the Investor Relations Officer;

b)	Establishment, on an irrevocable and undeniable basis, of the dates and amounts or quantities of business to be made;

c)	A term of at least six (6) months in order for the plan, any possible amendments and cancellations thereto to take place;

d)	Lack of existence of more than one (01) investment plan in force concurrent to the same Related Person;

e)	Lack of transactions that cancel or alleviate the economic effects of the transactions to be carried out according to the investment plan; and

f)	Validation, at least every six months, by the Board of Directors of the adhesion to the transactions made by the participant to the investment plan.

3.3.1 In relation to item “b” above, we emphasize the possibility of defining a set of parameters, such as for example, algorithms and formulas, that, once applied to the specific case, determine if the business transactions will be implemented or not and, in case they are, which date and the financial amount involved. In that case, however, all parameters shall be previously and objectively set, as well as irrevocable and irreversible, in order to eliminate the discretion exposed the participant in whether or not to carry the business in question.

3.3.2 In relation to item “e”, we emphasize the impossibility of performing transactions with derivative financial instruments for purposes of hedge of the commitment made by the participant in the investment plan.

3.4 The investment plan may also permit its holder to trade securities within fifteen (15) days prior to the disclosure of quarterly and annual information provided that the following is also observed:

a)	that a schedule has been approved with a specific date for the disclosure of the quarterly and annual information (ITR and DFP forms); and

b)	The plan requires the participants to revert to the Company any avoided losses or gains obtained from the trading deriving from any alteration in the dates for disclosure of the quarterly and annual information (ITR and DFP forms), as determined using reasonable criteria determined in the plan itself.

4. Third Parties Liability

4.1 The provisions set forth in this Securities Trading Policy shall not release the liability of third parties indirectly related to the Company that are aware of any Material Information.

5. Applicable Sanctions and Penalties

5.1 The Related Persons who have not complied with any provision of this Securities Trading Policy are subject to the legal sanctions and penalties provided in the Company's Code of Ethics, as well as applicable legal sanctions and penalties.

6. Amendment to The Policy

6.1 Any amendment to this Securities Trading Policy must be informed to the CVM and to the Stock Exchanges.

7. Term of The Policy

7.1 The present Securities Trading Policy shall be effective on the date of its approval by the Board of Directors and shall remain in force for an indeterminate term, or otherwise until further opposite resolution.

8. General Provision

8.1 The Related Persons and those acquiring this capacity shall sign the Term of Agreement according to the Form set forth in Exhibit I hereof.

8.2. The Company may set up additional securities non-trading periods other than those set forth in the present Securities Trading Policy, being only required to notify the Related Persons for this purpose.

8.3. Securities Trading by Related Persons during the non-trading periods, as set forth in the present Securities Trading Policy, may be authorized as an exception by the Board of Directors, upon express written request justifying the need for the trading.

8.4. Any breaches to this Securities Trading Policy verified by any Related Persons shall be immediately communicated to the Chief Financial and Investor Relations Officer, the President of the Board of Directors and the Audit Committee.

EXHIBIT I TO THE SECURITIES TRADING POLICY OF

BRASILAGRO – COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS

TERM OF AGREEMENT

I, [name and identification], [job or position], hereby state that I am aware of the terms and conditions of the Securities Trading Policy of Brasilagro – Companhia Brasileira de Propriedades Agrícolas (“Securities Trading Policy” and “Company”, respectively), approved by the Board of Directors on August 9, 2012, pursuant to CVM Rule 358/02, as amended, and the Novo Mercado Rule. I hereby formalize my adhesion to the Securities Trading Policy, committing to abide to all of its terms and conditions.

I further state that I am aware that any breach of the dispositions set forth in the Securities Trading Policy shall be considered a serious violation, for the purposes provided for in Paragraph 3, of Article 11, of Law No. 6385/76.

[place], [date]

[Name]